Exhibit 2.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

x
:
In re	:
	:	Chapter 11
FOOTSTAR, INC., et al.,	:	Case No. 04-22350 (ASH)
:
	:	(Jointly Administered)
Debtors.	:
x

DEBTORS’ JOINT PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

WEIL, GOTSHAL & MANGES LLP
Attorneys for Debtors and
Debtors in Possession
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Dated:	New York, New York

November 12, 2004

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

x
:
In re	:
	:	Chapter 11
FOOTSTAR, INC., et al.,	:	Case No. 04-22350 (ASH)
:
	:	(Jointly Administered)
Debtors.	:
x

DEBTORS’ JOINT PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Footstar, Inc. and certain of its direct and indirect subsidiaries, as debtors and debtors in possession, propose the following joint plan of reorganization under section 1121(a) of title 11 of the United States Code:

ARTICLE I

DEFINITIONS AND CONSTRUCTION OF TERMS

Definitions. As used herein, the following terms have the respective meanings specified below:

1.01. Administrative Expense Claim means any right to payment constituting a cost or expense of administration of any of the Chapter 11 Cases under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, any indebtedness or obligations incurred under the Postpetition Credit Facility, and all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under section 330 or 503 of the Bankruptcy Code. Any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code shall be excluded from the definition of Administrative Expense Claim and shall be paid in accordance with Section 13.04 of the Plan.

1.02. AIG Settlement means that certain settlement resolving (i) an insurance coverage dispute, (ii) certain class action lawsuits, and (iii) certain derivative lawsuits between and among the Debtors, AIG Technical Services, Inc., on behalf of Illinois National Fire Insurance Company and National Union Fire Insurance Company of Pittsburgh, PA, and the plaintiffs party to such class action and derivative lawsuits, which settlement was approved by Bankruptcy Court order, dated July 1, 2004.

1.03. Allowed means, with reference to any Claim against the Debtors, (i) any Claim that has been listed by the Debtors in their Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed, (ii) any Claim allowed hereunder, (iii) any Claim that is compromised, settled, or otherwise resolved pursuant to the authority granted to the Plan Implementation Party pursuant to a Final Order of the Bankruptcy Court or under Section 7.06 of the Plan, or (iv) any Claim that, if Disputed, has been Allowed by Final Order; provided, however, that Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered “Allowed Claims” hereunder. Unless otherwise specified herein or by order of the Bankruptcy Court, “Allowed Administrative Expense Claim” or “Allowed Claim” shall not, for any purpose under the Plan, include interest on such Administrative Expense Claim or Claim from and after the Commencement Date.

1.04. Available Cash means seventy-five (75%) percent of Free Cash Flow; provided, however, that, beginning in the first (1st) quarter of 2006, if the Company’s Cash balance on the date on which Free Cash Flow is calculated exceeds twenty million ($20,000,000) dollars, Available Cash shall be the greater of (i) seventy-five (75%) percent of Free Cash Flow and (ii) the Company’s Cash balance on such date minus twenty million ($20,000,000) dollars.

1.05. Avoidance Actions means any actions as defined in Section 10.07 hereof.

1.06. Ballot means the form distributed to each holder of an impaired Claim or Equity Interest that is entitled to vote to accept or reject the Plan on which is to be indicated (i) acceptance or rejection of the Plan and (ii) in the case of Class 5 General Unsecured Claims that are Allowed in a principal amount greater than fifteen thousand ($15,000) dollars, whether such holder elects to treat its Claim as a Convenience Claim under the Plan; provided, however, that a Creditor’s or Equity Interest holder’s vote to accept the Plan shall not limit such holder’s right to contest any Sale Transaction.

1.07. Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

1.08. Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Chapter 11 Cases.

1.09. Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, and any Local Rules of the Bankruptcy Court.

1.10. Business Day means any day other than a Saturday, Sunday, or any other day on which commercial banks in New York, New York are required or authorized to close by law or executive order.

1.11. Case Interest Rate means (i) simple interest at the federal judgment rate of 1.23 % per annum from the Commencement Date through the Effective Date; provided, however, that interest on Claims arising out of the rejection of executory contracts and unexpired leases shall commence accruing from the effective date of rejection of the applicable executory contract or unexpired lease and (ii) interest equal to the Prime Rate plus 100 basis points per annum from the Effective Date through the Distribution Date.

1.12. Cash means legal tender of the United States of America.

1.13. Catch-Up Distribution means Cash in an amount equal to the difference between (i) the aggregate amount of Cash that the holder of an Allowed Convenience Claim or Allowed General Unsecured Claim would have received on the Plan Distribution Date if such holder’s Claim had been Allowed as of the Plan Distribution Date and (ii) the aggregate amount of Cash received by such holder.

1.14. Causes of Action means any and all actions, causes of action, controversies, liabilities, obligations, rights, suits, damages, judgments, Claims, and demands whatsoever, whether known or unknown, reduced to judgment, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, existing or hereafter arising, in law, equity, or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Commencement Date or during the course of the Chapter 11 Cases, including through the Effective Date.

1.15. Chapter 11 Cases means the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors, styled In re Footstar, Inc., et al., Chapter 11 Case No. 04-22350 (ASH), which are currently pending before the Bankruptcy Court.

1.16. Claim shall have the meaning set forth in section 101 of the Bankruptcy Code.

1.17. Class means a category of holders of Claims or Equity Interests as set forth in Article III of the Plan.

1.18. Collateral means any property or interest in property of the estates of the Debtors subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable state law.

1.19. Commencement Date means March 2, 2004 with respect to Footstar and March 3, 2004 with respect to each of the other Debtors.

1.20. Company means Footstar together with its direct and indirect Debtor and Non-Debtor Subsidiaries set forth on Exhibits “A” and “B” to the Plan, respectively.

1.21. Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket.

1.22. Confirmation Hearing means the hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

1.23. Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

1.24. Convenience Claim means any Claim other than an Administrative Expense Claim, Priority Tax Claim, Other Priority Claim, Secured Tax Claim, Other Secured Claim, or Subordinated Claim that is (i) Allowed in a principal amount of fifteen thousand ($15,000) dollars or less or (ii) Allowed in a principal amount greater than fifteen thousand ($15,000) dollars but which is reduced to a principal amount of fifteen thousand ($15,000) dollars by an irrevocable written election of the holder of such Claim made on a properly delivered Ballot; provided, however, that any General Unsecured Claim that was originally Allowed in a principal amount in excess of fifteen thousand ($15,000) dollars may not be subdivided into multiple General Unsecured Claims of fifteen thousand ($15,000) dollars in principal amount or less for purposes of receiving treatment as a Convenience Claim.

1.25. Creditors’ Committee means the statutory committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

1.26. Cure Claim means any Allowed Claim arising as a result of any and all defaults under any executory contract or unexpired lease assumed or assumed and assigned by the Debtors during the Chapter 11 Cases in accordance with section 365 of the Bankruptcy Code.

1.27. Debtors in Possession means the Debtors in their capacity as debtors in possession in the Chapter 11 Cases pursuant to sections 1101, 1107(a), and 1108 of the Bankruptcy Code.

1.28. Debtors means each of the entities listed on Exhibit “A” to the Plan.

1.29. Disbursing Agent means (i) any Debtor or Reorganized Debtor entity or its assign, (ii) the Liquidating Trustee, or (iii) the Plan Administrator, as appropriate, each in its capacity as Disbursing Agent pursuant to Section 6.03 of the Plan.

1.30. Disclosure Statement means the disclosure statement relating to the Plan, including, without limitation, all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

1.31. Disputed means, with reference to any Claim, (i) any Claim, proof of which was timely and properly filed, or any Administrative Expense Claim that is disputed under the Plan or as to which a timely objection has been interposed and/or request for estimation has been made in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018, which objection and/or request for estimation has not been withdrawn or determined by a Final Order, and (ii) any Claim, proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of claim was not timely or properly filed.

1.32. Distribution Date means the date on which a Cash distribution is made on account of an Allowed Claim or any portion thereof.

1.33. Distribution Notification Date means the day that is three (3) Business Days from and after the Confirmation Date.

1.34. Effective Date means the first (1st) Business Day on which the conditions specified in Section 11.01 of the Plan have been satisfied or waived.

1.35. Equity Committee means the committee of holders of Footstar Equity Interests appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

1.36. Equity Interest means any share of common or preferred stock or other instrument evidencing an ownership interest in any of the Debtors, whether or not transferable, and any option, warrant, or right, contractual or otherwise, to acquire any such interest.

1.37. Exit Facility means a credit facility to finance the operations of the Reorganized Debtors entered into as of the Effective Date.

1.38. Final Distribution Date means, if a Reorganization Transaction is effected, the date that is forty-five (45) days following the close of the Company’s first (1st) fiscal quarter for 2008, the date by which all Allowed General Unsecured Claims must be paid in full pursuant to Section 4.05.

1.39. Final Order means an order of the Bankruptcy Court or any other court of competent jurisdiction as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Plan Implementation Party or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court or other court of competent jurisdiction shall have been determined by the highest court to which such order was appealed, or certiorari, reargument, or rehearing shall have been denied and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be filed with respect to such order shall not cause such order not to be a Final Order.

1.40. Footstar means Footstar, Inc., a Delaware corporation.

1.41. Footstar Equity Interest means an Equity Interest in Footstar.

1.42. Free Cash Flow means, calculated on a cumulative basis from the Plan Distribution Date to the date of the close of the Company’s first (1st) and third (3rd) fiscal quarters that occur following the Plan Distribution Date, as applicable, the sum of (i) cumulative net income (or net loss), plus (ii) cumulative depreciation and amortization, plus (iii) cumulative changes in Working Capital, plus (iv) cumulative minority interests and excess rent, plus (v) cumulative non-Cash tax accruals, minus (vi) cumulative minority interests and excess rent paid, minus (vii) cumulative taxes paid, minus (viii) cumulative capital expenditures, minus (ix) cumulative distributions of Available Cash, and excluding (x) cumulative non-cash gains and non-cash losses.

1.43. General Unsecured Claim means any Claim other than an Administrative Expense Claim, Priority Tax Claim, Other Priority Claim, Secured Tax Claim, Other Secured Claim, Convenience Claim, or Subordinated Claim.

1.44. Initial Cash Distribution means the Company’s Cash balance as of the Plan Distribution Date remaining after payment of, or establishing a reasonable reserve on or before the Confirmation Date (in consultation with the Creditors’ Committee and Equity Committee)

for, (i) Administrative Claims, (ii) Cure Claims, (iii) to the extent applicable, Priority Tax Claims, Other Priority Claims, Secured Tax Claims, and Other Secured Claims, (iv) Convenience Claims, and (v) working capital cash of twenty-eight million ($28,000,000) dollars; provided, however, if the sum of the Initial Cash Distribution plus the estimated net proceeds from Other Cash Events expected in the twelve (12) month period following the Plan Distribution Date does not exceed the lesser of (A) one hundred twenty-one million ($121,000,000) dollars or (B) eighty-five (85%) percent of the then estimated General Unsecured Claims, then the Debtors will apply up to twenty-one million ($21,000,000) dollars of the working capital cash reserved in Subsection (v) of this Section to increase the sum of the Initial Cash Distribution plus the estimated net proceeds from Other Cash Events expected in the twelve (12) month period following the Plan Distribution Date to an amount equal to the lesser of (y) one hundred twenty-one million ($121,000,000) dollars or (z) eighty-five (85%) percent of the then estimated General Unsecured Claims.

1.45. Insured Claim means any Claim arising from an incident or occurrence that is covered under the Debtors’ insurance policies.

1.46. Kmart Agreement means, collectively, the Kmart Master Agreement and the Kmart Sub-Agreements.

1.47. Kmart Assumption Order means one or more orders of the Bankruptcy Court pursuant to section 365 of the Bankruptcy Code authorizing the Debtors to assume the Kmart Agreement and establishing the amount of Kmart’s Cure Claim or appropriate reserve therefore.

1.48. Kmart Secured Claim means the secured claim of Kmart granted pursuant to that certain Stipulation and Order Regarding Adequate Protection With Respect to Kmart Corporation, entered on March 3, 2004, provided, however, that nothing herein shall, or shall be deemed, to hinder or impair any party’s right to challenge the existence or validity of the Kmart Secured Claim.

1.49. Kmart Master Agreement means that certain Master Agreement between Footstar and Kmart Corporation, entered into as of June 9, 1995 and effective as of July 1, 1995, as amended.

1.50. Kmart Sub-Agreements means each of the agreements, authorized pursuant to the Kmart Master Agreement, that provides each Shoemart Debtor the right to operate a footwear department in a Kmart store.

1.51. Lien shall have the meaning set forth in section 101 of the Bankruptcy Code.

1.52. Liquidating Trust means the liquidating trust described in Article V hereof.

1.53. Liquidating Trustee means the person or entity designated as set forth in Section 5.10(e) of the Plan.

1.54. Liquidating Trust Agreement means, if a Liquidating Trust is established, the agreement governing the Liquidating Trust, the form of which will be filed with the Bankruptcy Court not less than ten (10) days prior to the establishment of the Liquidating Trust.

1.55. Liquidating Trust Assets means all assets of the Debtors as of the Effective Date (other than any Cash and other assets required to be distributed by the Debtors or the Disbursing Agent to holders of Allowed Claims on the Effective Date) and the earnings and proceeds therefrom.

1.56. Non-Debtor Subsidiary means any direct or indirect Subsidiary of Footstar that is not a Debtor.

1.57. Non-Core Asset Sales means the sale of non-core assets of the Debtors, which sales shall specifically exclude Other Cash Events.

1.58. Other Cash Events means (i) the sale of the Debtors’ headquarters located in Mahwah, New Jersey, (ii) distributions from the escrow established pursuant to the Asset Purchase Agreement, dated as of April 13, 2004 (as amended), between the Debtors and Foot Locker, Inc., et al., (iii) any tax refunds to the Shoemart Debtors, and (iv) the release of funds to the Plan Implementation Party resulting from the resolution of any Disputed Claim for which a reserve had been established; provided, that any net proceeds received from such Other Cash Events shall be distributed on the Other Cash Events Distribution Date.

1.59. Other Cash Events Distribution Date means the earlier of (i) the next Subsequent Distribution Date or (ii) five (5) business days following the receipt of aggregate net proceeds from Other Cash Events of five million ($5,000,000) dollars or greater.

1.60. Other Priority Claim means any Claim, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

1.61. Other Secured Claim means any Secured Claim, other than a Secured Tax Claim and the Kmart Secured Claim.

1.62. Plan means this chapter 11 plan of reorganization, including, without limitation, the Plan Supplement and all exhibits, supplements, appendices, and schedules hereto, either in its present form or as the same may be altered, amended, or modified from time to time.

1.63. Plan Administration Amount means an amount of Cash determined and retained by the Debtors to be sufficient for the Plan Administrator to pay all costs of executing the Plan and winding up the affairs of the Debtors, including, but not limited to, costs of pursuing Causes of Action, costs of retaining professionals (including those retained by the Debtors and not paid as of the Effective Date), employees, and consultants, and the fees and expenses of the Plan Administrator.

1.64. Plan Administrator means the person or entity designated as set forth in Section 5.11(a) of the Plan.

1.65. Plan Distribution Date means, unless and until a Sale Transaction shall have been approved by the Bankruptcy Court, the later to occur of (i) eleven (11) days after the entry of the Confirmation Order, (ii) two (2) Business Days after the date of entry of the Kmart Assumption Order, and (iii) the date the Debtors obtain (A) a Replacement Facility or (B) the agreement of the requisite Postpetition Lenders to make advances under and pursuant to the terms of the Postpetition Credit Facility during the period between the Confirmation Date and the Effective Date.

1.66. Plan Implementation Party means the Debtors, the Reorganized Debtors, the Plan Administrator, and/or the Liquidating Trustee, as the case may be.

1.67. Plan Supplement means the document containing the forms of documents specified in Section 13.07 of the Plan.

1.68. Postpetition Credit Facility means that certain Amended and Restated Debtor in Possession and Exit Credit Agreement, as amended, supplemented, or modified from time to time, dated as of June 25, 2004, by and among Footstar and Footstar Corporation as borrowers and the Postpetition Lenders.

1.69. Postpetition Lenders means, collectively, the banks and financial institutions that are parties to the Postpetition Credit Facility and their successors and assigns.

1.70. Priority Tax Claim means any Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.71. Pro Rata Share means the ratio of the amount of an Allowed Claim in a Class to the aggregate amount of all Allowed Claims in the same Class.

1.72. Reorganization Transaction means, unless the Debtors have obtained Court approval of a Sale Transaction at any time prior to the Effective Date, the pursuit of a reorganization pursuant to, and emergence from, chapter 11, subsequent to which Reorganized Footstar will continue to operate as a going concern.

1.73. Reorganized Debtors means, collectively, each of the Debtors on and after the Effective Date.

1.74. Reorganized Footstar means Footstar on and after the Effective Date.

1.75. Replacement Facility means a credit facility that terminates the commitments under the Postpetition Credit Facility and pays any obligations outstanding thereunder in Cash in full, the terms of which are substantially similar to the Postpetition Credit Facility or otherwise acceptable to the Debtors.

1.76. Sale Closing Date means the date on which a Sale Transaction is closed pursuant to its terms.

1.77. Sale Transaction means, following notice and a hearing, a sale of all or substantially all of the Debtors’ assets and/or Equity Interests in the Meldisco business, which is consummated on or prior to the Effective Date.

1.78. Schedules means the schedules of assets and liabilities and the statements of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, and all amendments and modifications thereto filed with the Bankruptcy Court through and including the Confirmation Date.

1.79. Secured Claim means any Claim (i) to the extent reflected in the Schedules or upon a proof of claim as a Secured Claim, which is secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (ii) that is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

1.80. Secured Tax Claim means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

1.81. Shoemart Debtors means each of the Debtors that is a party to a Kmart Sub-Agreement.

1.82. Subordinated Claim means any Claim against any of the Debtors, whether or not the subject of an existing lawsuit, (i) arising from rescission of a purchase or sale of shares or any other securities, if any, of any of the Debtors or an affiliate of any of the Debtors, (ii) for damages arising from the purchase or sale of any such security, (iii) for violations of the securities laws, misrepresentations, or any similar Claims, including, to the extent related to the forgoing or otherwise subject to subordination under section 510(b) of the Bankruptcy Code, but not limited to, any attorneys’ fees, other charges, or costs incurred on account of the forgoing Claims, or, (iv) except as otherwise provided for in the Plan, for reimbursement, contribution, or indemnification allowed under section 502 of the Bankruptcy Code on account of any such Claim, including Claims based upon allegations that the Debtors made false and misleading statements and engaged in other deceptive acts in connection with the sale of securities.

1.83. Subsequent Distribution Date means, unless and until a Sale Transaction shall have been approved by the Bankruptcy Court, each of the dates that are forty-five (45) days following the close of each of the Company’s first (1st) and third (3rd) fiscal quarters that occur following the Plan Distribution Date and prior to the Final Distribution Date.

1.84. Subsidiary means (i) any corporation, association, or other business entity of which more than fifty (50%) percent of the total voting power of shares or other voting securities outstanding thereof is at the time owned or controlled, directly or indirectly, by Footstar or one or more of the other Subsidiaries of Footstar (or any combination thereof) and (ii) any partnership or limited liability company (A) the sole general partner, the managing general partner, or the managing member of which is Footstar or one or more of the other Subsidiaries of Footstar (or any combination thereof) or (B) the only general partners or members of which are Footstar or one or more of the other Subsidiaries of Footstar (or any combination thereof).

1.85. Subsidiary Equity Interest means any Equity Interest in any of the Debtors other than Footstar.

1.86. Tax Code means the Internal Revenue Code of 1986, as amended.

1.87. Tort Claim means any Claim against any of the Debtors, whether or not the subject of an existing lawsuit, arising from or relating to personal injury, wrongful death, property damage, products liability, discrimination, employment or similar litigation Claim. A Tort Claim may also be an Insured Claim.

1.88. Trading Order means, collectively, the Interim and Final Orders Pursuant to Sections 362 and 105(a) of the Bankruptcy Code Establishing Notification Procedures and Approving Restrictions on Certain Transfers of Interests in the Debtors’ estates, dated March 2, 2004 and March 30, 2004, respectively.

1.89. Working Capital means (i) the sum of (A) accounts receivable and (B) inventory, minus (ii) merchandise accounts payable.

Interpretation; Application of Definitions and Rules of Construction. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter. Unless otherwise specified, all section, article, schedule, or exhibit references in the Plan are to the respective Section in, Article of, Schedule to, or Exhibit to, the Plan. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole and not to any particular Section, Subsection, or Clause contained in the Plan. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. A term used herein that is not defined herein, but that is used in the Bankruptcy Code, shall have the meaning ascribed to that term in the Bankruptcy Code. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan.

ARTICLE II

TREATMENT OF ADMINISTRATIVE

EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

2.01. Administrative Expense Claims. Except to the extent that any entity entitled to payment of any Allowed Administrative Expense Claim agrees to a less favorable treatment, each holder of an Allowed Administrative Expense Claim, other than Postpetition Credit Facility Claims, shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Plan Distribution Date or the Sale Closing Date, as the case may be, and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors in Possession shall be paid in full and performed by the Plan Implementation Party in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.

2.02. Postpetition Credit Facility Claims. Unless and until a Sale Transaction shall have been approved by the Bankruptcy Court, except to the extent that the requisite Postpetition Lenders agree to make advances under and pursuant to the terms of the Postpetition Credit Facility during the period between the Confirmation Date and the Effective Date, on or prior to the Confirmation Date, the Debtors shall obtain a Replacement Facility or otherwise pay in Cash in full all liabilities arising under loans, advances, or other obligations incurred by the Debtors in

Possession under the Postpetition Credit Facility. If the requisite Postpetition Lenders agree to make advances under and pursuant to the terms of the Postpetition Credit Facility during the period between the Confirmation Date and the Effective Date and a Sale Transaction is effected, on the Sale Closing Date, all liabilities arising under loans, advances, or other obligations incurred by the Debtors in Possession under the Postpetition Credit Facility shall be paid in Cash in full.

2.03. Professional Compensation and Reimbursement Claims. All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date pursuant to sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code shall (i) file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date by no later than the date that is ninety (90) days after the Confirmation Date or such other date as may be fixed by the Bankruptcy Court and (ii) if granted such an award by the Bankruptcy Court, be paid in full in such amounts as are Allowed by the Bankruptcy Court (A) on the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable or (B) upon such other terms as may be mutually agreed upon between such holder of an Administrative Expense Claim and the Plan Implementation Party.

2.04. Priority Tax Claims. Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Plan Distribution Date or agrees to a less favorable treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of Footstar, (i) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Plan Distribution Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, (ii) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to five (5.0%) percent, commencing upon the later of the Plan Distribution Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, through the sixth (6th) anniversary of the date of assessment of such Allowed Priority Tax Claim, or (iii) such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Plan Distribution Date, equal to such Allowed Priority Tax Claim; provided, however, that, if a Sale Transaction is effected, each holder of an Allowed Priority Tax Claim, to the extent such holder has not been paid by the Debtors prior to the Sale Closing Date or agrees to a less favorable treatment, shall receive Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Sale Closing Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable.

ARTICLE III

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

Claims, other than Administrative Expense Claims (including Postpetition Credit Facility Claims), Professional Compensation and Reimbursement Claims, and Priority Tax Claims are classified for all purposes, including voting, confirmation, and distribution pursuant to the Plan, as follows:

Class	Designation	Impairment	Entitled to Vote
Class 1	Other Priority Claims	Unimpaired	No (deemed to accept)
Class 2	Secured Tax Claims	Impaired	Yes
Class 3	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 4	Convenience Claims	Unimpaired	No (deemed to accept)
Class 5	General Unsecured Claims	Impaired	Yes
Class 6	Subordinated Claims	Impaired	Yes
Class 7	Footstar Equity Interests	Impaired	Yes
Class 8	Subsidiary Equity Interests	Unimpaired	No (deemed to accept)

ARTICLE IV

TREATMENT OF CLAIMS AND EQUITY INTERESTS

4.01. CLASS 1 - OTHER PRIORITY CLAIMS.

(a) Impairment and Voting. Class 1 is unimpaired by the Plan. Each holder of an Allowed Other Priority Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions.

(i) Reorganization Transaction. Unless and until a Sale Transaction shall have been approved by the Bankruptcy Court, except to the extent that a holder of an Allowed Other Priority Claim agrees to a less favorable treatment, each holder of an Allowed Other Priority Claim shall receive Cash in an amount equal to such Allowed Other Priority Claim on the later of the Plan Distribution Date and the date such Allowed Other Priority Claim becomes an Allowed Other Priority Claim, or as soon thereafter as is practicable.

(ii) Sale Transaction. If a Sale Transaction is effected, except to the extent that a holder of an Allowed Other Priority Claim has been paid by the Debtors prior to the Sale Closing Date or agrees to a less favorable treatment, each holder of an Allowed Other Priority Claim shall receive Cash in an amount equal to such Allowed Other Priority Claim on the later of the Sale Closing Date and the date such Allowed Other Priority Claim becomes an Allowed Other Priority Claim, or as soon thereafter as is practicable.

4.02. CLASS 2 - SECURED TAX CLAIMS.

(a) Impairment and Voting. Class 2 is impaired by the Plan. Each holder of an Allowed Secured Tax Claim is entitled to vote to accept or reject the Plan.

(b) Distributions.

(i) Reorganization Transaction. Unless and until a Sale Transaction shall have been approved by the Bankruptcy Court, except to the extent that a holder of an

Allowed Secured Tax Claim has been paid by the Debtors prior to the Plan Distribution Date or agrees to a less favorable treatment, each holder of an Allowed Secured Tax Claim shall receive, at the sole option of the Reorganized Debtors, (i) Cash in an amount equal to such Allowed Secured Tax Claim, including any interest on such Allowed Secured Tax Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Plan Distribution Date and the date such Allowed Secured Tax Claim becomes an Allowed Secured Tax Claim, or as soon thereafter as is practicable, (ii) equal annual Cash payments in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at a fixed annual rate equal to five (5.0%) percent, commencing upon the later of the Plan Distribution Date and the date such Priority Tax Claim becomes an Allowed Secured Tax Claim, or as soon thereafter as is practicable, through the sixth (6th) anniversary of the date of assessment of such Allowed Secured Tax Claim, or (iii) such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Secured Tax Claim deferred Cash payments having a value, as of the Plan Distribution Date, equal to such Allowed Secured Tax Claim.

(ii) Sale Transaction. If a Sale Transaction is effected, except to the extent that a holder of an Allowed Secured Tax Claim has been paid by the Debtors prior to the Sale Closing Date or agrees to a less favorable treatment, each holder of an Allowed Secured Tax Claim shall receive Cash in an amount equal to such Allowed Secured Tax Claim, including any interest on such Allowed Secured Tax Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Sale Closing Date and the date such Allowed Secured Tax Claim becomes an Allowed Secured Tax Claim, or as soon thereafter as is practicable.

4.03. CLASS 3 - OTHER SECURED CLAIMS.

(a) Impairment and Voting. Class 3 is unimpaired by the Plan. Each holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions/Reinstatement of Claims.

(i) Reorganization Transaction. Unless and until a Sale Transaction shall have been approved by the Bankruptcy Court, except to the extent that a holder of an Allowed Other Secured Claim agrees to a less favorable treatment, at the sole option of the Reorganized Debtors, (i) each Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default, (ii) each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Plan Distribution Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable, or (iii) each holder of an Allowed Other Secured Claim shall receive the Collateral securing its Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, in full and complete satisfaction of such Allowed Other Secured Claim on the later of the Plan Distribution Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable.

(ii) Sale Transaction. If a Sale Transaction is effected, except to the extent that a holder of an Allowed Other Secured Claim has been paid by the Debtors prior to the Sale Closing Date or agrees to a less favorable treatment, at the sole option of the Plan Implementation Party, each holder of an Allowed Other Secured Claim shall receive (i) Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Sale Closing Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable, or (ii) the Collateral securing its Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, in full and complete satisfaction of such Allowed Other Secured Claim on the later of the Sale Closing Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable.

4.04. CLASS 4 CONVENIENCE CLAIMS.

(a) Impairment and Voting. Class 4 is unimpaired by the Plan. Each holder of a Convenience Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. On the earlier of the Plan Distribution Date or the Sale Closing Date, or as soon thereafter as is practicable, each holder of an Allowed Convenience Claim shall receive Cash in an amount equal to the Allowed amount of such holder’s Convenience Claim plus interest at the Case Interest Rate.

4.05. CLASS 5 - GENERAL UNSECURED CLAIMS.

(a) Impairment and Voting. Class 5 is impaired by the Plan. Each holder of an Allowed General Unsecured Claim is entitled to vote to accept or reject the Plan.

(b) Distributions.

(i) Reorganization Transaction. Subject to Section 5.10(a) of the Plan, unless and until a Sale Transaction shall have been approved by the Bankruptcy Court, each holder of an Allowed General Unsecured Claim shall receive its Pro Rata Share of (i) the Initial Cash Distribution on the Plan Distribution Date, (ii) Available Cash on each Subsequent Distribution Date and the Final Distribution Date, (iii) Other Cash Events on each Other Cash Events Distribution Date, and (iv) the net proceeds (after all applicable expenses, adjustments, and provision for all applicable taxes) from Non-Core Asset Sales (after giving effect to relevant provisions in the Postpetition Credit Facility, Exit Facility, or Replacement Facility, as applicable) on the Plan Distribution Date or Subsequent Distribution Date(s), as applicable, until the holder of such claim has received Cash in an amount equal to the Allowed amount of such holder’s General Unsecured Claim plus interest at the Case Interest Rate; provided, however, in the event that following the Effective Date (x) the Company or substantially all of its assets are acquired by a third party, (y) there is a sale by the Company, in one or a series of related transactions, of securities of the Company representing fifty (50%) percent or more of the combined voting power of the Company’s then outstanding securities, or (z) there is a merger or consolidation of the Company with or into any other entity that is not affiliated with the Company, the net proceeds (after all applicable expenses, adjustments, and provisions for applicable taxes, if any) of such transaction shall be applied (after giving effect to relevant provisions in the Exit Facility or Replacement Facility, as applicable) to satisfy in full in Cash up to an amount equal to the unpaid portion, if any, of Allowed General Unsecured Claims. The foregoing right of each holder of an Allowed General Unsecured Claim to receive its Pro Rata Share of Available Cash pursuant to the Plan shall be non-certificated and may not be assigned or transferred, except pursuant to the laws of descent and distribution upon death.

(ii) Sale Transaction. Subject to Section 5.10(a) of the Plan, if a Sale Transaction is effected, except to the extent that a holder of an Allowed General Unsecured Claim has been paid by the Debtors prior to the Sale Closing Date, on the Sale Closing Date, or as soon thereafter as is practicable, each holder of a General Unsecured Claim shall receive Cash in an amount equal to the balance of the Allowed amount of such General Unsecured Claim plus interest at the Case Interest Rate in full and complete satisfaction of such Allowed Claim.

4.06. CLASS 6 - SUBORDINATED CLAIMS.

(a) Impairment and Voting. Class 6 is impaired by the Plan. Each holder of an Allowed Subordinated Claim is entitled to vote to accept or reject the Plan.

(b) Distributions. On the earlier of the Plan Distribution Date or the Sale Closing Date, or as soon thereafter as is practicable, each holder of an Allowed Subordinated Claim shall receive its Pro Rata Share of the proceeds of the AIG Settlement in full and complete satisfaction of such holder’s Subordinated Claim.

4.07. CLASS 7 - FOOTSTAR EQUITY INTERESTS.

(a) Impairment and Voting. Class 7 is impaired by the Plan. Each holder of a Footstar Equity Interest is entitled to vote to accept or reject the Plan.

(b) Distributions.

(i) Reorganization Transaction. Subject to Section 5.10(a) of the Plan, unless and until a Sale Transaction shall have been approved by the Bankruptcy Court, the Equity Interests held by each Footstar Equity Interest holder shall be unaltered.

(ii) Sale Transaction. Subject to Section 5.10(a) of the Plan, if a Sale Transaction is effected, each holder of a Footstar Equity Interest shall receive its Pro Rata Share of the proceeds of such Sale Transaction remaining after the holders of Claims are paid in full pursuant to the Plan.

4.08. CLASS 8 - SUBSIDIARY EQUITY INTERESTS.

(a) Impairment and Voting. Class 8 is unimpaired by the Plan. Each holder of a Footstar Equity Interest is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions.

(i) Reorganization Transaction. Unless and until a Sale Transaction shall have been approved by the Bankruptcy Court, the Equity Interests held by each Subsidiary Equity Interest holder shall be unaltered.

(ii) Sale Transaction. If a Sale Transaction is effected, all Subsidiary Equity Interests shall be sold or otherwise treated pursuant to such Sale Transaction.

ARTICLE V

IMPLEMENTATION OF THE PLAN

5.01. Substantive Consolidation of the Debtors.

(a) Entry of the Confirmation Order shall constitute the approval, pursuant to section 105(a) of the Bankruptcy Code, effective as of the Confirmation Date, of the substantive consolidation of the Debtors for all purposes related to the Plan, including, without limitation, for purposes of voting, confirmation, and distribution. On and after the Confirmation Date, (i) for purposes of the Plan, all assets and liabilities of the Debtors shall be treated as though they were merged, (ii) no distributions shall be made under the Plan on account of any Claim held by a Debtor against any other Debtor, (iii) no distributions (other than the reinstatement provided in Section 4.08 herein) shall be made under the Plan on account of any Equity Interest held by a Debtor in any other Debtor, (iv) all guarantees of the Debtors of the obligations of any other Debtor (other then the guarantees under the Postpetition Credit Facility) shall be eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors shall be one obligation of the Debtors, and (v) each and every Claim filed or to be filed in the Chapter 11 Case of any of the Debtors shall be deemed filed against the consolidated Debtors, and shall be one Claim against and obligation of the Debtors.

(b) The substantive consolidation effected pursuant to Section 5.01(a) of the Plan shall not (other than for purposes related to funding distributions under the Plan and as set forth above in this Section) affect: (i) the legal and organizational structure of the Debtors, (ii) pre and post-Commencement Date guarantees, Liens, and security interests that are required to be maintained (A) in connection with executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed or (B) pursuant to the Plan, (iii) defenses to any Cause of Action or requirements for any third party to establish mutuality in order to assert a right of setoff, and (iv) distributions out of any insurance policies or proceeds of such policies.

5.02. Distributions Contingent Upon Financing and Kmart Assumption. Distributions on the Plan Distribution Date on account of Claims under the Plan are expressly contingent upon (i) the Debtors obtaining (A) a Replacement Facility or (B) the agreement of the requisite Postpetition Lenders to make advances under and pursuant to the terms of the Postpetition Credit Facility during the period between the Confirmation Date and the Effective Date, (ii) the entry of the Kmart Assumption Order, in form and substance acceptable to the Debtors, and (iii) there being no stay or injunction in effect with respect to the Confirmation Order.

5.03. Exit Financing. If a Reorganization Transaction is effected, as of the Effective Date, the Reorganized Debtors are authorized to enter into the Exit Facility, which is hereby approved in all respects.

5.04. Intercompany Claims. All Claims held by any Debtor or Non-Debtor Subsidiary against any other Debtor or Non-Debtor Subsidiary shall be reviewed by the Plan Implementation Party and adjusted, continued, eliminated, or discharged, as appropriate; provided, however, the Plan Implementation Party shall not affect the Claims, if any, held by or against any of the Shoemart Debtors.

5.05. Cancellation of Existing Agreements. On the Effective Date, any document, agreement, or instrument evidencing any Claim, other than a Claim that is reinstated and rendered unimpaired under the Plan, shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order, or rule and the obligations of the Debtors under such documents, agreements, or instruments evidencing such Claims, as the case may be, shall be discharged.

5.06. Merger, Dissolution, or Consolidation of Debtor and Non-Debtor Subsidiaries. On or as of the Effective Date, within the sole and exclusive discretion of the Plan Implementation Party, the Plan Implementation Party may, notwithstanding any other transactions described in the Plan, but provided there are no material adverse tax consequences to the Debtors, (i) cause any or all of the Debtors to be merged into one or more of the Debtors, dissolved, or otherwise consolidated, (ii) cause the transfer of assets between or among the Debtors, or (iii) engage in any other transaction in furtherance of the Plan; provided, however, that the foregoing shall not apply to the Shoemart Debtors. Any such transaction shall be effective pursuant to the Confirmation Order without any further action by the stockholders or directors of any of the Debtors, the Debtors in Possession, or the Reorganized Debtors.

5.07. Formation of Assignee Entities. To the extent necessary to assign the Kmart Agreement as permitted by and in accordance with its terms, the Debtors or Reorganized Debtors are authorized to take all corporate actions to establish new affiliated entities to which the Kmart Agreement will be assigned.

5.08. Violations of Trading Order. In the event that any person or group of persons acquired Equity Interests in the Debtors or the Reorganized Debtors after March 16, 2004 in violation of the Trading Order and such person or group of persons, but for the application of the Trading Order or this Section 5.08, would be a “5% shareholder” (within the meaning of section 382 of the Tax Code and the Treasury Regulations promulgated thereunder) of Reorganized Footstar as a result of the implementation of the Plan, such person(s) (and, to the extent necessary, any other person whose ownership would be attributed to any such person for purposes of section 382 of the Tax Code) (herein referred to as the “purported holder”) shall not be entitled to retain its Equity Interest pursuant to the Trading Order and the Plan in excess of an amount that, in the reasonable determination of the Plan Implementation Party would not make such person or group of persons a 5% shareholder. The Plan Implementation Party (or its designee) as agent (i) shall use good faith efforts to sell, to the extent practicable (as determined by the agent), and shall only sell for cash to a third-party that is unrelated to the Reorganized Debtors and the purported holder, any Equity Interests that the purported holder was not entitled to retain under this Section 5.08 by reasons of the Trading Order and the provisions herein and (ii) following any such sale, shall distribute to the person (or persons on a proportionate basis) to the purported holder of such Equity Interest an amount equal to the lesser of (A) the sales proceeds in excess of the agent’s expenses in connection with the sale and (B) the price paid by the purported holder for the sold Equity Interest. Any proceeds in excess of the expenses of sale and the amount distributable to the purported holder shall be paid to one or more charitable organizations exempt from tax under section 501(c)(3) of the Tax Code (as determined by the agent), and that is unrelated to Reorganized Footstar, the agent and the purported holder. The reasonable determinations of the Plan Implementation Party (or its designee) under this Section 5.08 regarding any amounts of Equity Interests that a purported holder is not permitted to retain shall be final and binding. Any disputes under this Section 5.08 shall be resolved by the Bankruptcy Court.

5.09. Sale Transaction. Notwithstanding any (i) distributions that are made on the Plan Distribution Date, any Subsequent Distribution Date, or any Other Cash Events Distribution Date or (ii) any actions taken in furtherance of a Reorganization Transaction, the Debtors shall have the right to effect a Sale Transaction at any time prior to the Effective Date and convert the Plan from one that effectuates a Reorganization Transaction to one that effectuates a Sale Transaction. If a Sale Transaction is effected, the Debtors may elect to implement the Plan either by (i) establishing a Liquidating Trust pursuant to Section 5.10 of the Plan and/or (ii) appointing a Plan Administrator pursuant to Section 5.11 of the Plan.

5.10. The Liquidating Trust.

(a) Establishment of Liquidating Trust and Distribution of Beneficial Interests.

(i) In the event that a Sale Transaction is effected and the Plan Implementation Party elects on or prior to ten (10) days prior to the Effective Date to utilize a Liquidating Trust to facilitate the liquidation and winding up of the Debtors, the Plan Implementation Party shall transfer the Liquidating Trust Assets to the Liquidating Trust on the Effective Date for the benefit of the holders of Allowed General Unsecured Claims and Footstar Equity Interests. In such event, in lieu of having a continuing right under the Plan against the Reorganized Debtors to receive the proceeds, or any portion thereof, from the Sale Transaction and the Liquidating Trust Assets, the holders of Allowed General Unsecured Claims and Footstar Equity Interests shall receive beneficial interests in the Liquidating Trust entitling them to share in the proceeds of the Liquidating Trust Assets on the same relative basis as provided in Article IV of the Plan.

(ii) In the event the Plan Implementation Party elects to establish a Liquidating Trust as provided herein, then, on or prior to the Effective Date, the Liquidating Trust Agreement shall be executed, and all other necessary steps shall be taken to establish the Liquidating Trust and the beneficial interests therein in accordance with this Section 5.10. In the event of any conflict between the terms of this Section and the terms of the Liquidating Trust Agreement, the terms of the Liquidating Trust Agreement shall control.

(b) Purpose of Liquidating Trust. The Liquidating Trust shall be established for the sole purpose of liquidating and distributing its assets, in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business.

(c) Liquidating Trust Assets. The Liquidating Trust shall consist of the Liquidating Trust Assets. Any Cash or other property received from third parties from the Sale Transaction or from the prosecution, settlement, or compromise of the Avoidance Actions shall constitute Liquidating Trust Assets for purposes of distributions under the Liquidating Trust. On the Effective Date, the Plan Implementation Party shall transfer all of the Liquidating Trust Assets to the Liquidating Trust free and clear of all liens, claims, and encumbrances, provided, however, that all such assets shall be transferred to the Liquidating Trust subject to (i) any Claims in Article II and Article IV (other than General Unsecured Claims) that have not been paid or Allowed as of the Effective Date (but which are subsequently Allowed), (ii) any expenses incurred and unpaid, or to be incurred by the Plan Implementation Party in respect of consummation of the Plan and winding up of the estates, and (iii) any post-Effective Date obligations of the Plan Implementation Party. In addition, all bank accounts established by the Plan Implementation Party to fund all Claims receiving Cash payments shall be held by the Liquidating Trustee in the name of the Liquidating Trust subject to the provisions of the Plan, and the Liquidating Trust shall have no greater rights to such bank accounts than the rights of the Plan Implementation Party.

(d) Governance of Liquidating Trust. The Liquidating Trust shall be governed by the Liquidating Trustee.

(e) The Liquidating Trustee. If a Sale Transaction is effected and the Plan Implementation Party elects to appoint a Liquidating Trustee, the Liquidating Trustee shall be designated by Footstar (in consultation with the Creditors’ Committee and with the consent of the Equity Committee) not later than ten (10) days prior to the Effective Date. The designation of the Liquidating Trustee shall be effective on the Effective Date without the need for a further order of the Bankruptcy Court.

(f) Role of the Liquidating Trustee.

(i) In furtherance of, and consistent with, the purpose of the Liquidating Trust and the Plan, the Liquidating Trustee shall (A) have the power and authority to hold, manage, sell, and distribute the Liquidating Trust Assets to the holders of Allowed General Unsecured Claims and Footstar Equity Interests, (B) hold the Liquidating Trust Assets for the benefit of the holders of Allowed General Unsecured Claims and Footstar Equity Interests, (C) have the power and authority to hold, manage, sell, and distribute Cash or non-Cash

Liquidating Trust Assets obtained through the exercise of its power and authority, (D) have the power to prosecute and resolve, in the names of the Debtors and/or the Liquidating Trustee, the Avoidance Actions, (E) have the power and authority to prosecute and resolve objections to Disputed General Unsecured Claims, (F) have the power and authority to perform such other functions as are provided in the Plan, and (G) have the power and authority to administer the closure of the Chapter 11 Cases. The Liquidating Trustee shall be responsible for all decisions and duties with respect to the Liquidating Trust and the Liquidating Trust Assets. In all circumstances, the Liquidating Trustee shall act in the best interests of all beneficiaries of the Liquidating Trust and in furtherance of the purpose of the Liquidating Trust.

(ii) After the certificates of cancellation, dissolution, or merger for all the Debtors have been filed in accordance with Section 5.12 of the Plan, the Liquidating Trustee shall be authorized to exercise all powers regarding the Debtors’ tax matters, including filing tax returns, to the same extent as if the Liquidating Trustee were the Debtors in Possession. The Liquidating Trustee shall (A) complete and endeavor to file within ninety (90) days of the filing for dissolution by Footstar, to the extent not previously filed, the Debtors’ final federal, state, and local tax returns, (B) request an expedited determination of any unpaid tax liability of the Debtors under section 505(b) of the Bankruptcy Code for all tax periods of the Debtors ending after the Commencement Date through the liquidation of the Debtors as determined under applicable tax laws, to the extent not previously requested, and (C) represent the interests of the Debtors before any taxing authority in all matters, including, but not limited to, any action, suit, proceeding, or audit.

(g) Nontransferability of Liquidating Trust Interests. The beneficial interests in the Liquidating Trust shall not be certificated and are not transferable (except as otherwise provided in the Liquidating Trust Agreement).

(h) Cash. The Liquidating Trustee may invest Cash (including any earnings thereon or proceeds therefrom) as permitted by section 345 of the Bankruptcy Code, provided, however, that such investments are investments permitted to be made by a liquidating trust within the meaning of Treasury Regulation 301.7701-4(d), as reflected therein, or under applicable Internal Revenue Service guidelines, rulings, or other controlling authorities.

(i) Costs and Expenses of the Liquidating Trustee. The costs and expenses of the Liquidating Trust, including the fees and expenses of the Liquidating Trustee and its retained professionals (with the exception of those incurred in connection with the pursuit of the Avoidance Actions), shall be paid out of the Liquidating Trust Assets. Such costs and expenses shall be considered administrative expenses of the Debtors’ estates.

(j) Compensation of the Liquidating Trustee. The Liquidating Trustee shall be entitled to reasonable compensation in an amount consistent with that of similar functionaries in similar types of bankruptcy proceedings.

(k) Distribution of Liquidating Trust Assets. The Liquidating Trustee shall distribute at least annually and in accordance with the Liquidating Trust Agreement, beginning on the Effective Date or as soon thereafter as is practicable, the Liquidating Trust Assets on hand (including any Cash received from the Debtors on the Effective Date, and treating as Cash for purposes of this Section any permitted investments under Section 5.10(h) of the Plan), except such amounts (i) as would be distributable to a holder of a Disputed Claim if such Disputed Claim had been Allowed prior to the time of such distribution (but only until such Claim is resolved), (ii) as are reasonably necessary to meet contingent liabilities and to maintain the value of the Liquidating Trust Assets during liquidation, (iii) to pay reasonable expenses (including, but not limited to, any taxes imposed on the Liquidating Trust or in respect of the Liquidating Trust Assets), and (iv) to satisfy other liabilities incurred by the Liquidating Trust in accordance with this Plan or the Liquidating Trust Agreement. If at any time the Liquidating Trustee determines that the expense of administering the Liquidating Trust so as to make a final distribution to its beneficiaries is likely to exceed the value of the assets remaining in the Liquidating Trust, the Liquidating Trustee shall apply to the Bankruptcy Court for authority to donate any balance to a charitable organization exempt from federal income tax under section 501(c)(3) of the Tax Code that is unrelated to Footstar, the Liquidating Trust, and any insider of the Liquidating Trustee. Notice of such application shall be given electronically, to the extent practicable, to those parties who have filed requests for notices and whose electronic addresses remain current and operating.

(l) Retention of Professionals by the Liquidating Trustee. The Liquidating Trustee may retain and reasonably compensate counsel and other professionals to assist in its duties as Liquidating Trustee on such terms as the Liquidating Trustee deems appropriate without Bankruptcy Court approval. The Liquidating Trustee may retain any professional who represented parties in interest in the Chapter 11 Cases.

(m) Federal Income Tax Treatment of Liquidating Trust.

(i) Liquidating Trust Assets Treated as Owned by Creditors and Equity Interest Holders. For all federal income tax purposes, all parties (including, without limitation, the Plan Implementation Party and the holders of Allowed General Unsecured Claims and Footstar Equity Interests) shall treat the transfer of the Liquidating Trust Assets to the Liquidating Trust for the benefit of the holders of Allowed General Unsecured Claims and Footstar Equity Interests, whether Allowed on or after the Effective Date, as (A) a transfer of the Liquidating Trust Assets directly to the holders of Allowed General Unsecured Claims and Footstar Equity Interests in satisfaction of such Claims and Equity Interests (other than to the extent allocable to Disputed General Unsecured Claims) followed by (B) the transfer by such holders to the Liquidating Trust of the Liquidating Trust Assets in exchange for beneficial interests in the Liquidating Trust. Accordingly, the holders of such Claims and Equity Interests shall be treated for federal income tax purposes as the grantors and owners of their respective shares of the Liquidating Trust Assets (absent a determination by the Internal Revenue Service to the contrary).

(ii) Tax Reporting.

(A) The Liquidating Trustee shall file returns for the Liquidating Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a) and in accordance with this Section 5.10(m). The Liquidating Trustee shall also annually send to each record holder of a beneficial interest a separate statement setting forth the holder’s share of items of income, gain, loss, deduction, or credit and will instruct all such holders to report such items on their federal income tax returns or to forward the appropriate information to the beneficial holders with instructions to report such items on their federal income tax returns. The Liquidating Trustee shall also file (or cause to be filed) any other statements, returns, or disclosures relating to the Liquidating Trust that are required by any governmental unit.

(B) As soon as possible after the Effective Date the Liquidating Trustee shall make a good faith valuation of the Liquidating Trust Assets. Such valuation shall be made available from time to time, to the extent relevant, and used consistently by all parties (including, without limitation, the Plan Implementation Party and the holders of Allowed Claims and Footstar Equity Interests) for all federal income tax purposes.

(C) Allocations of Liquidating Trust taxable income shall be determined by reference to the manner in which an amount of Cash equal to such taxable income would be distributed (without regard to any restrictions on distributions described herein) if, immediately prior to such deemed distribution, the Liquidating Trust had distributed all of its other assets (valued at their tax book value) to the holders of the Liquidating Trust interests (treating any pending Disputed General Unsecured Claims as if they were Allowed Claims; see Subsection (m)(ii)(D) below) in each case up to the tax book value of the assets treated as contributed by such holders, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Liquidating Trust. Similarly, taxable loss of the Liquidating Trust shall be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining Liquidating Trust Assets. The tax book value of the Liquidating Trust Assets for this purpose shall equal their fair market value on the Effective Date, adjusted in accordance with tax accounting principles prescribed by the Tax Code, the applicable tax regulations, and other applicable administrative and judicial authorities and pronouncements.

(D) Subject to definitive guidance from the Internal Revenue Service or a court of competent jurisdiction to the contrary (including the receipt by the Liquidating Trustee of a private letter ruling if the Liquidating Trustee so requests one, or the receipt of an adverse determination by the Internal Revenue Service upon audit if not contested by the Liquidating Trustee), the Liquidating Trustee shall (1) treat any Liquidating Trust Assets allocable to, or retained on account of, Disputed General Unsecured Claims as held by a discrete trust for federal income tax purposes (the “Liquidating Trust Claims Reserve”), consisting of separate and independent shares to be established in respect of each Disputed General Unsecured Claim, in accordance with the trust provisions of the Tax Code (section 641 et seq.), (2) treat as taxable income or loss of the Liquidating Trust Claims Reserve, with respect to any given taxable year, the portion of the taxable income or loss of the Liquidating Trust that would have been allocated to the holders of Disputed General Unsecured Claims had such Claims been Allowed on the Effective Date (but only for the portion of the taxable year with respect to which such Claims are unresolved), (3) treat as a distribution from the Liquidating Trust Claims Reserve any increased amounts distributed by the Liquidating Trust as a result of any Disputed General Unsecured Claims resolved earlier in the taxable year, to the extent such distributions relate to taxable income or loss of the Liquidating Trust Claims Reserve determined in accordance with the provisions hereof, and (4) to the extent permitted by applicable law, report consistent with the foregoing for state and local income tax purposes. All holders of General Unsecured Claims and Footstar Equity Interests shall report, for tax purposes, consistent with the foregoing.

(E) The Liquidating Trustee shall be responsible for payments, out of the Liquidating Trust Assets, of any taxes imposed on the Liquidating Trust or the Liquidating Trust Assets, including the Liquidating Trust Claims Reserve. In the event, and to the extent, any Cash retained on account of Disputed General Unsecured Claims in the Liquidating Trust Claims Reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets allocable to, or retained on account of, Disputed General Unsecured Claims, such taxes shall be (1) reimbursed from any subsequent Cash amounts retained on account of Disputed General Unsecured Claims, or (2) to the extent such Disputed General Unsecured Claims have subsequently been resolved, deducted from any amounts distributable by the Liquidating Trustee as a result of the resolutions of such Disputed General Unsecured Claims.

(F) The Liquidating Trustee may request an expedited determination of taxes of the Liquidating Trust, including the Liquidating Trust Claims Reserve, under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Liquidating Trust for all taxable periods through the dissolution of the Liquidating Trust.

(n) Dissolution. The Liquidating Trustee and the Liquidating Trust shall be discharged or dissolved, as the case may be, at such time as (i) all Disputed General Unsecured Claims have been resolved, (ii) all Liquidating Trust Assets have been liquidated, and (iii) all distributions required to be made by the Liquidating Trustee under the Plan have been made, but in no event shall the Liquidating Trust be dissolved later than three (3) years from the Effective Date unless the Bankruptcy Court, upon motion within the six (6) month period prior to the third (3rd) anniversary (and, in the case of any extension, within six (6) months prior to the end of such extension), determines that a fixed period extension (not to exceed two (2) years, together with any prior extensions, without a favorable letter ruling from the Internal Revenue Service that any further extension would not adversely affect the status of the Liquidating Trust as a liquidating trust for federal income tax purposes) is necessary to facilitate or complete the recovery and liquidation of the Liquidating Trust Assets or the dissolution of the Debtors.

(o) Indemnification of Liquidating Trustee. The Liquidating Trustee or the individuals comprising the Liquidating Trustee, as the case may be, and the Liquidating Trustee’s agents and professionals, shall not be liable for actions taken or omitted in its capacity as, or on behalf of, the Liquidating Trustee, except those acts arising out of its or their own willful misconduct, gross negligence, bad faith, self-dealing, breach of fiduciary duty, or ultra vires acts, and each shall be entitled to indemnification and reimbursement for fees and expenses in defending any and all of its actions or inactions in its capacity as, or on behalf of, the Liquidating Trustee, except for any actions or inactions involving willful misconduct, gross negligence, bad faith, self-dealing, breach of fiduciary duty, or ultra vires acts. Any indemnification or reimbursement Claims of the Liquidating Trustee (and the other parties entitled to indemnification under this Subsection (o)) shall be satisfied from the Liquidating Trust; provided, however, the Liquidating Trustee shall return any portion of such funds used to defend any action in which the Liquidating Trustee is found to have acted with gross negligence or willful misconduct. The Liquidating Trustee shall be entitled to rely, in good faith, on the advice of its retained professionals. The provisions of this Section do not apply to actions taken by the Liquidating Trustee in any capacity other than as Liquidating Trustee.

5.11. Plan Administrator.

(a) The Plan Administrator. If a Sale Transaction is effected and the Debtors elect to appoint a Plan Administrator to implement the Plan as set forth in this Section 5.11, the Plan Administrator shall be designated by Footstar (in consultation with the Creditors’ Committee and with the consent of the Equity Committee) not later than ten (10) days prior to the Sale Closing Date. The designation of the Plan Administrator shall be effective on the Sale Closing Date without the need for a further order of the Bankruptcy Court.

(b) Role of the Plan Administrator. In general, the Plan Administrator shall act for the Debotrs in a fiduciary capacity subject to the provisions of the Plan. The Plan Administrator shall have the following duties and powers in furtherance of and consistent with the purpose of the Plan. The provisions of this Section do not apply to actions taken by the Plan Administrator in any capacity other than as Plan Administrator.

(i) Implement and enforce all provisions of the Plan.

(ii) Exercise all power and authority to prosecute and resolve, in the names of the Debtors, all Causes of Action and Avoidance Actions.

(iii) Take all actions that may be or could have been taken by an officer, director, or shareholder of Footstar with the same effect as if authorized, exercised, and taken by unanimous action of such officers, directors, and shareholders, including, without limitation, amendment of the certificate of incorporation and by-laws of the Debtors and the dissolution of any Debtor.

(iv) Maintain the Debtors’ books and records, maintain accounts, make distributions, and take other actions consistent with the Plan and the implementation hereof.

(v) Subject to the applicable provisions of the Plan, to collect and liquidate all assets of the estates pursuant to the Plan and to administer the winding up of the Debtors’ affairs.

(vi) Incur any reasonable and necessary expenses in connection with the liquidation and conversion of the assets of the estates to Cash.

(vii) Prosecute and resolve objections to Disputed General Unsecured Claims.

(viii) Make decisions without further Court approval regarding the retention or engagement of professionals, employees, and consultants by the Plan Administrator and to pay, from the Plan Administration Amount, the fees and charges incurred by the Plan Administrator on or after the Sale Closing Date for fees and other expenses of professionals, disbursements, expenses, or related support services relating to the winding down of the Debtors and implementation of the Plan without application to the Court.

(ix) File tax returns.

(x) Seek a determination of tax liability under section 505 of the Bankruptcy Code or otherwise and to pay, from the Plan Administration Amount, any taxes incurred by the Plan Implementation Party after the Sale Closing Date.

(xi) Collect any accounts receivable or other claims of the Debtors not otherwise disposed of pursuant to the Plan.

(xii) Invest Cash in accordance with section 345 of the Bankruptcy Code or as otherwise permitted by a Final Order of the Court and as deemed appropriate by the Plan Administrator.

(xiii) Enter into any agreement or execute any document required by or consistent with the Plan and perform all of the Debtors’ obligations thereunder.

(xiv) Abandon in any commercially reasonable manner any assets that the Plan Administrator reasonably concludes are of no benefit to the estates.

(xv) Collect and liquidate the assets of the Debtors’ estates pursuant to the Plan and administer the winding up of the affairs of the Debtors, including, but not limited to, by establishing a Liquidating Trust and/or causing the dissolution of the Debtors and closing the Chapter 11 Cases.

(xvi) Take such other actions not inconsistent with the provisions of the Plan which the Plan Administrator deems reasonably necessary or desirable with respect to administering the Plan.

(c) Indemnification of Plan Administrator. The Plan Administrator or the individuals comprising the Plan Administrator, as the case may be, and the Plan Administrator’s agents and professionals, shall not be liable for actions taken or omitted in its capacity as, or on behalf of, the Plan Administrator, except those acts arising out of its or their own willful misconduct, gross negligence, bad faith, self-dealing, breach of fiduciary duty, or ultra vires acts, and each shall be entitled to indemnification and reimbursement for fees and expenses in defending any and all of its actions or inactions in its capacity as, or on behalf of, the Plan Administrator, except for any actions or inactions involving willful misconduct, gross negligence, bad faith, self-dealing, breach of fiduciary duty, or ultra vires acts. Any indemnification or reimbursement Claims of the Plan Administrator (and the other parties entitled to indemnification under this Subsection (c)) shall be satisfied from the Plan Administration Amount; provided, however, the Plan Administrator shall return any portion of such funds used to defend any action in which the Plan Administrator is found to have acted with gross negligence or willful misconduct. The Plan Administrator shall be entitled to rely, in good faith, on the advice of its retained professionals. The provisions of this Section do not apply to actions taken by the Plan Administrator in any capacity other than as Plan Administrator.

(d) Cash. The Plan Administrator may expend Cash (i) as reasonably necessary to meet contingent liabilities and to maintain the value of the assets of the Debtors’ estates during the Debtors’ liquidation, (ii) to pay reasonable administrative expenses which have been incurred (including, but not limited to, any taxes imposed on the Plan Administrator or fees and expenses in connection with litigation), (iii) to fund the distribution to holders of Disputed Claims to the extent such Claims are subsequently Allowed, and (iv) to satisfy other liabilities incurred or assumed by the Plan Administrator (or to which the assets of the Plan Administrator are otherwise subject) in accordance with the Plan or order of the Bankruptcy Court.

(e) Taxes. The Plan Administrator shall have the powers of administration regarding all of the Debtors’ tax obligations, including the filing of tax returns.

(i) The Plan Administrator shall (A) complete and endeavor to file within ninety (90) days after the Effective Date (or such longer period as authorized by the Bankruptcy Court) the Debtors’ final federal, state, and local tax returns, (B) request an expedited determination of any unpaid tax liability of the Debtors or the Debtors’ estates under section 505 of the Bankruptcy Code for all taxable periods of the Debtors through the liquidation of the Debtors as determined under applicable tax laws, and (C) represent the interest and account of the Debtors or the estates before any taxing authority in all matters including, without limitation, any action, suit, proceeding or audit.

(ii) The Plan Administrator may request that the Bankruptcy Court determine the amount of any Tax Claim pursuant to section 505 and/or section 502(c) of the Bankruptcy Code regardless of whether the Plan Implementation Party has previously objected to such Claim. The Bankruptcy Court will retain jurisdiction to estimate Claims at any time.

(f) Liquidation of Debtors’ Assets. The Plan Administrator shall, in an expeditious but orderly manner and subject to the provisions of the Plan, liquidate and convert to Cash the assets of the estates, make timely distributions, and not unduly prolong the duration of the Chapter 11 Cases. In so doing, the Plan Administrator shall exercise its reasonable business judgment in liquidating the assets of the estates to maximize recoveries.

(g) Resignation, Death, or Removal of Plan Administrator. The Plan Administrator may resign at any time upon sixty (60) days’ written notice in accordance with the notice provisions of the Plan. No successor Plan Administrator hereunder shall have any liability or responsibility for the acts or omissions of any predecessor Plan Administrators. Every successor Plan Administrator appointed pursuant hereto shall execute, acknowledge, and deliver to the Bankruptcy Court an instrument in writing accepting such appointment hereunder, and thereupon such successor Plan Administrator, without any further act, shall become fully vested with all of the rights, powers, duties, and obligations of his or her predecessor.

(h) Termination of Duties of Plan Administrator. The duties of the Plan Administrator will terminate after the Debtors have been dissolved and (i) all assets held or controlled by the Plan Administrator have been distributed in accordance with the terms of this Plan and (ii) upon material completion of all other duties and functions set forth herein, but in no event later than three (3) years after the Effective Date, unless extended by order of the Bankruptcy Court.

5.12. Debtors’ Post-Confirmation Role; Dissolution. If a Sale Transaction is effected, the Debtors shall perform each of the following acts as soon as practicable on or after the Effective Date.

(a) Payments and Transfers. On the Effective Date, or as soon thereafter as is reasonably practicable, the Debtors shall make payments and transfers as described in Article IV hereof.

(b) Administration of Taxes. Footstar shall be responsible for all tax matters of the Debtors until certificates of cancellation, dissolution, or merger for all the Debtors shall have been filed in accordance with Section 5.12(d) of the Plan.

(c) Claims Administration, Prosecution, and Plan Distributions. The Debtors shall continue to have the power and authority to prosecute and resolve objections to Disputed Administrative Claims and Claims. The Debtors shall also continue to have the power and authority to hold, manage, and distribute Plan distributions to the holders of Allowed Claims.

(d) Dissolution. Within thirty (30) days after its completion of the acts required by the Plan, or as soon thereafter as is practicable, each Debtor shall be deemed dissolved for all purposes without the necessity for any other or further actions to be taken by or on behalf of each Debtor; provided, however, that each Debtor shall file with the office of the Secretary of State or other appropriate office for the state of its organization a certificate of cancellation or dissolution, or alternatively, it may be merged with and into another Debtor and so file an appropriate certificate of merger.

5.13. Books and Records. If a Sale Transaction is effected, upon the Effective Date, the Debtors shall transfer and assign to the Plan Implementation Party full title to, and such party shall be authorized to take possession of, all of the books and records of the Debtors. The Plan Implementation Party shall have the responsibility of storing and maintaining books and records transferred hereunder until one (1) year after the date Footstar is dissolved in accordance with Section 5.12(d) of the Plan, after which time such books and records may be abandoned or destroyed without further Bankruptcy Court order. The Debtors shall cooperate with the Plan Implementation Party to facilitate the delivery and storage of their books and records in accordance herewith. The Debtors (as well as their current and former officers and directors) shall be entitled to reasonable access to any books and records transferred to the Plan Implementation Party for all necessary corporate purposes, including, without limitation, defending or prosecuting litigation, determining insurance coverage, filing tax returns, and addressing personnel matters. For purposes of this Section, books and records include computer generated or computer maintained books and records and computer data, as well as electronically generated or maintained books and records or data, along with books and records of the Debtors maintained by or in possession of third parties and all of the claims and rights of the Debtors in and to their books and records, wherever located.

ARTICLE VI

PROVISIONS REGARDING VOTING

AND DISTRIBUTIONS UNDER THE PLAN

6.01. Voting of Claims. Each holder of an Allowed Claim in an impaired Class of Claims that is entitled to vote on the Plan pursuant to Article IV of the Plan shall be entitled to vote separately to accept or reject the Plan as provided in such order as is entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Bankruptcy Court.

6.02. Nonconsensual Confirmation. If any impaired Class of Claims or Equity Interests entitled to vote shall not accept the Plan by the requisite statutory majority provided in section 1126(c) of the Bankruptcy Code, the Debtors reserve the right to amend the Plan in accordance with Section 13.08 of the Plan or undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code or both.

6.03. Distributions. All distributions under the Plan shall be made by the Disbursing Agent.

6.04. Distributions of Cash. Any payment of Cash made pursuant to the Plan shall, at the Disbursing Agent’s option, be made by check drawn on a domestic bank or wire transfer.

6.05. Timing of Distributions. In the event that any payment, distribution, or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or distribution or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

6.06. Delivery of Distributions. Subject to Bankruptcy Rule 9010, all distributions of Cash under the Plan to holders of Allowed Claims shall be made to the holder of each Allowed Claim at the address of such holder as listed on the Schedules as of the Distribution Notification Date, unless the Plan Implementation Party has been notified in writing of a change of address, including, without limitation, by the timely filing of a proof of claim or Claim transfer agreement by such holder that provides an address for such holder different from the address reflected on the Schedules. In the event that any distribution to any such holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such distribution shall be made to such holder; provided, however, that, with respect to any creditor whose distribution is returned as undeliverable, interest shall cease accruing on such creditor(s) Claim(s) on the date that such undeliverable distribution was first distributed; provided further, however, that, at the expiration of one (1) year from the date such distribution is first made such distribution shall be deemed unclaimed property and shall be treated in accordance with Section 6.10 of the Plan.

6.07. Minimum Distributions. Subject to Section 5.10(k) of the Plan, no payment of Cash of less than fifty ($50) dollars shall be made to any holder of a Claim unless a request therefor is made in writing to the Disbursing Agent.

6.08. Manner of Payment. All distributions under the Plan shall be made by, or on behalf of Reorganized Footstar. To the extent that Cash is distributed by Reorganized Footstar to holders of Claims against a Debtor (other than Footstar) in exchange for such holders’ Claims, the portion of the Claims for which such Cash is distributed shall be treated as acquired by Reorganized Footstar. Immediately thereafter, pursuant to the terms hereof, Reorganized Footstar shall make a capital contribution of such Claims, either directly or indirectly, to the applicable Reorganized Debtor and such Claims shall immediately be cancelled and discharged. Any distributions that revert to any of the Reorganized Debtors or are otherwise cancelled (such as to the extent any distributions have not been claimed within one (1) year or are cancelled pursuant to Section 6.10 of the Plan) shall revest solely in Reorganized Footstar, and any applicable Reorganized Debtor (other than Reorganized Footstar) shall not have (nor shall it be considered to ever have had) any ownership interest in such amounts.

6.09. Distributions to Holders as of the Distribution Notification Date. As at the close of business on the Distribution Notification Date, the Claims register shall be closed, and there shall be no further changes in the record holder of any Claim. The Plan Implementation Party, or any party responsible for making distributions pursuant to Section 6.06 of the Plan, shall have no obligation to recognize any transfer of any Claim occurring after the Distribution Notification Date. The Plan Implementation Party and any party responsible for making distributions pursuant to Section 6.06 of the Plan shall instead be authorized and entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the Claims register as of the close of business on the Distribution Notification Date.

6.10. Unclaimed Distributions. All distributions under the Plan that are unclaimed for a period of one (1) year after distribution thereof shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and revested in the Plan Implementation Party and any entitlement of any holder of any Claim to such distributions shall be extinguished and forever barred.

6.11. Setoffs. The Plan Implementation Party may, but shall not be required to, set off against any Claim (for purposes of determining the Allowed amount of such Claim on which distribution shall be made), any Claims of any nature whatsoever that the Debtors may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such Claim the Debtors may have against the holder of such Claim.

ARTICLE VII

PROCEDURES FOR TREATING DISPUTED CLAIMS

7.01. Objections to Administrative Expense Claims and Claims. The Plan Implementation Party and the Equity Committee shall be entitled to object to Administrative Expense Claims and Claims and the Creditors’ Committee shall be entitled to object to

Administrative Expense Claims. Any objections to Administrative Expense Claims and Claims shall be filed and served on or before the later of (i) ninety (90) days after the Confirmation Date, and (ii) such date as may be fixed by the Bankruptcy Court, after notice and a hearing, whether fixed before or after the date specified in clause (i) above; provided, however, that objections, if any, to Postpetition Credit Facility Claims must be filed prior to the Confirmation Date.

7.02. Distributions Pending Allowance. Notwithstanding any other provision of the Plan, if any Claim or portion thereof is Disputed, no payment or distribution provided hereunder shall be made on account of such Disputed Claim or Disputed portion thereof. The Disbursing Agent shall make a distribution only on account of the portion of such Claim that is not Disputed. For example, if the Schedules set forth a Claim amount that is liquidated and is not contingent or disputed and a proof of claim is filed on account of such Claim by the holder of such Claim in an amount in excess of the Scheduled amount, then the amount of such Claim set forth in the Schedules shall be deemed Allowed (and the Disbursing Agent shall make a distribution based upon such Allowed amount), and, following dispute resolution, the balance of such Claim, if any, shall be paid pursuant to a Catch-Up Distribution.

7.03. Tort Claims. All Tort Claims are Disputed Claims. No distributions shall be made on account of any Tort Claim unless and until such Claim is liquidated and becomes an Allowed Claim. Any Tort Claim which has not been liquidated prior to the Effective Date and as to which a proof of claim was timely filed in the Chapter 11 Cases, shall be determined and liquidated in the administrative or judicial tribunal in which it is pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction. Any Tort Claim determined and liquidated (i) pursuant to a judgment obtained in accordance with this Section and applicable nonbankruptcy law which is no longer appealable or subject to review, or (ii) in any alternative dispute resolution or similar proceeding as same may be approved by order of a court of competent jurisdiction, shall be paid as follows: (A) to the extent such liquidated Claim is, in whole or in part, an Insured Claim, the insured portion shall be paid by the applicable insurer pursuant to the provisions of Section 7.05 of the Plan and (B) to the extent any portion of such liquidated Claim is not covered by any of the Debtors’ insurance policies, such uninsured portion shall be deemed, to the extent applicable, an Allowed Claim in Class 4 or 5, as appropriate, and treated in accordance with Section 4.04 or 4.05 of the Plan, respectively. Nothing contained in this Section shall constitute or be deemed a waiver of any Claim, right, or Cause of Action that the Debtors may have against any person in connection with or arising out of any Tort Claim, including, without limitation, any rights under section 157(b) of title 28 of the United States Code. Notwithstanding any other provision of the Plan, interest shall not commence accruing on any Tort Claim until such Claim has been liquidated and Allowed as set forth in this Section 7.03.

7.04. Distributions to Holders of Disputed General Unsecured Claims Following Allowance. After such time as a Disputed Convenience Claim or General Unsecured Claim becomes Allowed, the Disbursing Agent shall distribute to the holder thereof a Catch-Up Distribution and such holder’s Pro Rata Share of Available Cash on (i) the next Subsequent Distribution Date that is not less than twenty (20) days from the date upon which the order or judgment of the Bankruptcy Court allowing such Disputed Convenience Claim or General Unsecured Claim becomes a Final Order (and thereafter, if such Claim is a General Unsecured Claim, the holder of such General Unsecured Claim shall be treated in accordance with Section 4.05 of the Plan) or, following the occurrence of all Subsequent Distribution Dates, (ii) the Final Distribution Date.

7.05. Distributions Relating to Allowed Insured Claims. Distributions under the Plan to each holder of an Allowed Insured Claim shall be in accordance with the provisions of any applicable insurance policy. Nothing contained herein shall constitute or be deemed a waiver of any Cause of Action that the Debtors may hold against any other entity, including, without limitation, insurers under any of the Debtors’ insurance policies.

7.06. Resolution of Administrative Expense Claims and Claims. On and after the Confirmation Date, the Plan Implementation Party shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Administrative Expense Claims and Claims and compromise, settle, or otherwise resolve Disputed Administrative Expense Claims and Disputed Claims without approval of the Bankruptcy Court; provided, however, that, (i) with respect to objections to Administrative Expense Claims and Claims filed by the Equity Committee, the Plan Implementation Party shall have the authority to compromise, settle, otherwise resolve, or withdraw such objections with the consent of the Equity Committee or approval of the Bankruptcy Court, and (ii) with respect to objections to Administrative Expense Claims filed by the Creditors’ Committee, the Plan Implementation Party shall have the authority to compromise, settle, otherwise resolve, or withdraw such objections with the consent of the Creditors’ Committee or approval of the Bankruptcy Court provided further, however, that the Plan Implementation Party shall consult with the Creditors’ Committee and the Equity Committee prior to compromising or settling any issues relating to the assumption of, or Cure Claim under, the Kmart Agreement.

ARTICLE VIII

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.01. Assumption or Rejection of Executory Contracts and Unexpired Leases.

(a) If a Sale Transaction is not effected, all executory contracts and unexpired leases that exist between the Debtors and any person or entity shall be deemed assumed by the Debtors, as of the Effective Date, except for any executory contract or unexpired lease (i) that has been assumed, assumed and assigned, or rejected pursuant to an order of the Bankruptcy Court entered prior to the Effective Date, (ii) as to which a motion or notice for approval of the assumption, assumption and assignment, or rejection of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date, or (iii) that is specifically designated as a contract or lease to be rejected on Schedule 8.01(A) (executory contracts) or Schedule 8.01(B) (unexpired leases), which Schedules shall be contained in the Plan Supplement; provided, however, that the Debtors reserve the right, on or prior to the Confirmation Date, to amend Schedules 8.01(A) and 8.01(B) to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be, respectively, assumed or rejected. The Debtors shall provide notice of any amendments to Schedules 8.01(A) and 8.01(B) to the Postpetition Lenders, Creditors’ Committee, the Equity Committee, and parties to the executory contracts and unexpired leases affected thereby. The listing of a document on Schedule 8.01(A) or 8.01(B) shall not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability thereunder.

(b) If a Sale Transaction is effected, on the Sale Closing Date, all executory contracts and unexpired leases to which any of the Debtors are parties shall be deemed rejected as of the Sale Closing Date, except for an executory contract or unexpired lease that (i) has been rejected pursuant to Final Order of the Bankruptcy Court entered prior to the Sale Closing Date, (ii) has been assumed by the Debtors and assigned to a third party pursuant to a Final Order of the Bankruptcy Court, or (iii) is the subject of a separate motion to assume and assign or reject filed under section 365 of the Bankruptcy Code by the Debtors prior to the Confirmation Date.

8.02. Approval of Assumption or Rejection of Executory Contracts and Unexpired Leases. Entry of the Confirmation Order shall, subject to and upon the occurrence of the Effective Date or the Sale Closing Date, as the case may be, constitute (i) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption or assumption and assignment of the executory contracts and unexpired leases assumed or assumed and assigned pursuant to Section 8.01 of the Plan, (ii) the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtors may assume, assume and assign, or reject the unexpired leases specified in Section 8.01 of the Plan through the date of entry of an order approving the assumption, assumption and assignment, or rejection of such unexpired leases, and (iii) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to Section 8.01 of the Plan.

8.03. Inclusiveness. Unless otherwise specified on Schedules 8.01(A) and 8.01(B), each executory contract and unexpired lease listed or to be listed on Schedules 8.01(A) and 8.01(B) shall include modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Schedules 8.01(A) and 8.01(B).

8.04. Cure of Defaults. Except as may otherwise be agreed to by the parties, within thirty (30) days after the Effective Date or the Sale Closing Date, as the case may be, the Plan Implementation Party shall pay all undisputed Cure Claims. All disputed defaults that are required to be cured shall be cured either within thirty (30) days of the entry of a Final Order determining the amount, if any, of the Debtors’ liability with respect thereto, or as may otherwise be agreed to by the parties (in consultation with the Equity Committee).

8.05. Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan. Claims arising out of the rejection of an executory contract or unexpired lease pursuant to Section 8.01 of the Plan must be filed with the Bankruptcy Court and served upon the Plan Implementation Party no later than thirty (30) days after the later of (i) notice of entry of an order approving the rejection of such executory contract or unexpired lease, (ii) notice of entry of the Confirmation Order, and (iii) notice of an amendment to Schedule 8.01(A) or 8.01(B). All such Claims not filed within such time will be forever barred from assertion against the Debtors and their estates, the Reorganized Debtors, the Liquidating Trustee, or the Plan Administrator, as the case may be, and their property, and their successors and assigns.

8.06. Survival of Corporate Reimbursement Obligations. The obligations of the Debtors to defend, indemnify, reimburse or limit the liability of their present and any former directors, officers or employees who were directors, officers or employees, respectively, on or after the Commencement Date, solely in their capacity as directors, officers or employees, against any Claims or obligations pursuant to the Debtors’ certificates of incorporation or by-laws, applicable state law or specific agreement, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged irrespective of whether indemnification, defense, reimbursement, or limitation is owed in connection with an event occurring before, on or after the Commencement Date.

8.07. Compensation and Benefit Programs. If a Sale Transaction is not effected, except as provided in Section 8.01 of the Plan, all savings plans, retirement plans, health care plans, performance-based incentive plans, retention plans, workers’ compensation programs and life, disability, directors and officers liability, and other insurance plans shall continue after the Effective Date.

8.08. Executive Compensation Plan. If a Sale Transaction is not effected, prior to the Effective Date, Reorganized Footstar shall adopt a new executive compensation plan, the terms of which shall be approved by separate order of the Court and/or contained in the Plan Supplement.

8.09. Retiree Benefits. If a Sale Transaction is not effected, on and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits of the Debtors (within the meaning of section 1114 of the Bankruptcy Code), if any, at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtors have obligated themselves to provide such benefits.

ARTICLE IX

PROVISIONS REGARDING CORPORATE GOVERNANCE

AND MANAGEMENT OF THE REORGANIZED DEBTORS

9.01. General. If a Sale Transaction is not effected, on the Effective Date, the management, control, and operation of Reorganized Footstar and the Reorganized Debtors shall become the general responsibility of the Boards of Directors of Reorganized Footstar and the Reorganized Debtors, respectively.

9.02. Directors and Officers of the Reorganized Debtors.

(a) Reorganized Debtors’ Boards of Directors. If a Sale Transaction is not effected, the directors that are selected by the Equity Committee, in consultation with the Debtors, shall serve as the initial directors of the Reorganized Debtors on and after the Effective Date; provided, however, that the Chief Executive Officer of the Reorganized Debtors shall be a member of the initial Board of Directors of Reorganized Footstar; provided further, however, that, to the extent the Equity Committee has not selected initial directors of the Reorganized Debtors, the directors of the Debtors immediately prior to the Effective Date shall serve as the initial directors of the Reorganized Debtors. Each of the members of such initial Boards of Directors shall serve in accordance with applicable nonbankruptcy law and the Reorganized Debtors’ Certificates of Incorporation and Reorganized Debtors’ By-laws, as the same may be amended from time to time.

(b) Reorganized Debtors’ Officers. If a Sale Transaction is not effected, the officers of the Debtors immediately prior to the Effective Date shall serve as the initial officers of the Reorganized Debtors on and after the Effective Date. Such officers shall serve in accordance with applicable nonbankruptcy law, any employment agreement with the Reorganized Debtors, and the Reorganized Debtors’ Certificates of Incorporation and Reorganized Debtors’ By-laws, as the same may be amended from time to time.

9.03. Issuance of Non-Voting Securities. If a Sale Transaction is not effected, from and after the Effective Date, the Reorganized Debtors will comply with section 1123(a)(6) of the Bankruptcy Code so long as it is applicable.

ARTICLE X

EFFECT OF CONFIRMATION

10.01. Vesting of Assets. Upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the estates of the Debtors shall vest in the Plan Implementation Party free and clear of all Claims, Liens, encumbrances, charges, and other interests, except as provided herein. From and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided herein.

10.02. Discharge of Claims. Except as otherwise provided herein or in the Confirmation Order, the rights afforded in the Plan and the payments and distributions to be made hereunder shall be in exchange for and in complete satisfaction, discharge, and release of all existing debts and Claims of any kind, nature, or description whatsoever, including any interest accrued on such Claims from and after the Commencement Date, against or in the Debtors or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code. Except as provided in the Plan, upon the Effective Date, all existing Claims against the Debtors, shall be, and shall be deemed to be, discharged and terminated, and all holders of Claims and Equity Interests shall be precluded and enjoined from asserting against the Plan Implementation Party, or any of its assets or properties, any other or further Claim based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim or proof of Equity Interest.

10.03. Discharge of Debtors. Upon the Effective Date, except as otherwise expressly provided herein, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Equity Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, rights, including rights of setoff and recoupment, and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against the Plan Implementation Party.

10.04. Injunction. Except as otherwise expressly provided in the Plan, the Confirmation Order, or a separate order of the Bankruptcy Court, all entities who have held, hold, or may hold Claims against or Equity Interests in any or all of the Debtors and other parties in interest, along with their respective present or former employees, agents, officers, directors, or principals, are permanently enjoined, on and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind against the Plan Implementation Party with respect to any Claim, (ii) enforcing, attaching, collecting, or recovering by any manner or means of any judgment, award, decree, or order against the Plan Implementation Party on account of any Claim, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Plan Implementation Party, or against the property or interests in property of the Plan Implementation Party on account of any Claim, (iv) commencing or continuing in any manner any action or other proceeding of any kind with respect to any Claims and Causes of Action which are extinguished or released pursuant to the Plan, and (v) taking any actions to interfere with the implementation or consummation of the Plan.

10.05. Term of Injunctions or Stays. Unless otherwise provided in the Plan, the Confirmation Order, or a separate order of the Bankruptcy Court, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, including, but not limited to, the Trading Order, shall remain in full force and effect until the later of the Effective Date and the date indicated in such applicable order.

10.06. Exculpation. None of the Plan Implementation Party, the Postpetition Lenders, the Creditors’ Committee, or the Equity Committee, or their respective professionals shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 Cases, the preparation or negotiation of the Disclosure Statement, the solicitation of votes in connection with the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence. Nothing in this Section 10.06 shall limit the liability of the professionals of the Plan Implementation Party, the Postpetition Lenders, the Creditors’ Committee, or the Equity Committee to their respective clients pursuant to DR 6-102 of the Code of Professional Responsibility.

10.07. Avoidance Actions. From and after the Confirmation Date, the Plan Implementation Party shall have the right to prosecute any avoidance or equitable subordination or recovery actions under sections 105, 502(d), 510, 542 through 546, 549 through 551, and 553 of the Bankruptcy Code that belong to the Debtors or Debtors in Possession. The Plan Implementation Party shall not retain the right to prosecute any Avoidance Actions under sections 547 or 548 of the Bankruptcy Code.

10.08. Retention of Causes of Action/Reservation of Rights.

(a) Except as limited by Section 10.07 of the Plan, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or the relinquishment of any rights or Causes of Action that the Plan Implementation Party may have or which the Plan Implementation Party may choose to assert on behalf of the estates under any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including, without limitation, (i) any and all Claims against any person or entity, to the extent such person or entity asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against the Plan Implementation Party, its officers, directors, or representatives, (ii) the turnover of any property of the Debtors’ estates, and (iii) Causes of Action against current or former directors, officers, professionals, agents, financial advisors, underwriters, lenders, or auditors relating to acts or omissions occurring prior to the Commencement Date; provided, however, that the Plan Implementation Party shall not retain the right to prosecute any Causes of Action against any of the officers, directors, or employees of the Debtors that are officers, directors, or employees of the Reorganized Debtors as of the Effective Date and such Causes of Action shall be, and shall be deemed to be, extinguished pursuant to the Plan.

(b) Except as limited by Section 10.07 of the Plan, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any Claim, Cause of Action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Commencement Date, against or with respect to any Claim left unimpaired by the Plan. The Plan Implementation Party shall have, retain, reserve, and be entitled to assert all such Claims, Causes of Action, rights of setoff, and other legal or equitable defenses which the Debtors had immediately prior to the Commencement Date fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights respecting any Claim left unimpaired by the Plan may be asserted by the Plan Implementation Party after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

ARTICLE XI

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

11.01. Effectiveness. The Plan shall not become effective unless and until the following conditions shall have been satisfied or waived pursuant to Section 11.03 of the Plan:

(a) The Confirmation Order, in form and substance acceptable to the Debtors, shall have been entered, and there shall not be a stay or injunction in effect with respect thereto;

(b) The Kmart Assumption Order, in form and substance acceptable to the Debtors, shall have been entered, and there shall not be a stay or injunction in effect with respect thereto;

(c) All actions, documents, and agreements necessary to implement the Plan shall have been effected or executed; and

(d) The Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions, audited financial statements, and documents that are necessary to implement the Plan and that are required by law, regulation, or order.

11.02. Failure of Conditions. In the event that one or more of the conditions specified in Section 11.01 of the Plan have not occurred or otherwise been waived pursuant to Section 11.03, (i) the Confirmation Order shall be vacated, (ii) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, and (iii) the Debtors’ obligations with respect to Claims and Equity Interests shall remain unchanged (subject to a reduction of such Claims for any and all amounts paid on the Plan Distribution Date, any Subsequent Distribution Date, or any Other Cash Events Distribution Date) and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

11.03. Waiver of Conditions. The Plan Implementation Party, in its sole discretion and to the extent not prohibited by applicable law, may waive one or more of the conditions precedent to effectiveness of the Plan set forth in Section 11.01 of the Plan.

ARTICLE XII

RETENTION OF JURISDICTION

12.01. The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

(a) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of cure amounts and Claims resulting therefrom and any disputes with respect to executory contracts or unexpired leases relating to facts and circumstances arising out of or relating to the Chapter 11 Cases;

(b) To hear and determine any and all adversary proceedings, applications, and contested matters;

(c) To hear and determine any objection to Administrative Expense Claims or Claims;

(d) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

(e) To issue such orders in aid of execution and consummation of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

(f) To consider any amendments to, or modifications of, the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(g) To hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331, and 503(b) of the Bankruptcy Code;

(h) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan;

(i) To issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any person or entity with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(j) To recover all assets of the Debtors and property of the Debtors’ estates, wherever located;

(k) To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including the expedited determination of tax under section 505(b) of the Bankruptcy Code);

(l) To resolve any Disputed Claims;

(m) To determine the scope of any discharge of any Debtor under the Plan or the Bankruptcy Code;

(n) To hear any other matter not inconsistent with the Bankruptcy Code; and

(o) To enter a final decree closing the Chapter 11 Cases.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.01. Effectuating Documents and Further Transactions. The Plan Implementation Party is authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any securities issued pursuant to the Plan.

13.02. Withholding and Reporting Requirements. In connection with the Plan and all instruments issued in connection therewith and distributed thereon, any party issuing any instrument or making any distribution under the Plan, shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements. Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such distribution. Any party issuing any instrument or making any distribution under the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.

13.03. Exemption from Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax. Any sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Commencement Date through and including the Effective Date, including, without limitation, the transfers effectuated under the Plan, the sale by the Debtors of owned property pursuant to section 363(b) of the Bankruptcy Code, and the assumption, assignment, and sale by the Debtors of unexpired leases of non-residential real property pursuant to section 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the Plan, and thus, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

13.04. Payment of Statutory Fees. On the Effective Date, and thereafter as may be required, the Plan Implementation Party shall pay all fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

13.05. Post-Effective Date Professional Fees and Expenses. From and after the Confirmation Date, the Plan Implementation Party shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional persons thereafter incurred by Reorganized Footstar, the Reorganized Debtors, the Creditors’ Committee, and/or the Equity Committee, including, without limitation, those fees and expenses incurred in connection with the implementation and consummation of the Plan.

13.06. Dissolution of the Creditors’ Committee and Equity Committee. The Creditors’ Committee shall terminate upon the earlier of (i) the Effective Date and (ii) payment in full of the Allowed Claims in Classes 4 and 5 and the Equity Committee shall terminate on the Effective Date and their respective members and employees or agents (including attorneys, financial advisors, accountants, and other professionals) shall be released and discharged from any further authority, duties, responsibilities, and obligations relating to, arising from, or in connection with their service on such committees, except that the Creditors’ Committee and Equity Committee may evaluate, object to (if necessary), and appear at the hearing to consider (A) applications for final allowances of compensation and reimbursement of expenses, including applications for compensation or reimbursement under section 503 of the Bankruptcy Code, and support or prosecute any objections to such applications and appeals therefrom, if appropriate,

(B) any post-Confirmation Date modifications to, or motions seeking the enforcement of, this Plan or the Confirmation Order, or (C) to the extent it may affect the distributions to its respective constituency, any appeal from the Kmart Assumption Order. The post-Confirmation Date professional fees of the Creditors’ Committee and Equity Committee for the services set forth in the preceding sentence shall be paid pursuant to Section 13.05 of the Plan.

13.07. Plan Supplement. Reorganized Footstar’s certificate of incorporation, if amended, the Reorganized Footstar’s by-laws, if amended, Schedules 8.01(A) and 8.01(B) referred to in Section 8.01 of the Plan, and any other appropriate documents shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least five (5) days prior to the last day upon which holders of Claims and Equity Interests may vote to accept or reject the Plan; provided, however, the Debtors may amend (i) Schedules 8.01 (A) and 8.01 (B) through and including the Confirmation Date and (ii) each of the other documents contained in the Plan Supplement through and including the Effective Date in a manner consistent with the Plan and Disclosure Statement. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement upon written request to Footstar in accordance with Section 13.15 of the Plan.

13.08. Amendment or Modification of the Plan. Alterations, amendments, or modifications of or to the Plan may be proposed in writing by the Debtors at any time prior to the Confirmation Date, provided that the Plan, as altered, amended, or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code. The Plan may be altered, amended, or modified at any time after the Confirmation Date and before substantial consummation, provided that the Plan, as altered, amended, or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended, or modified, under section 1129 of the Bankruptcy Code and the circumstances warrant such alterations, amendments, or modifications. A holder of a Claim or Equity Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, or modified, if the proposed alteration, amendment, or modification does not materially and adversely change the treatment of the Claim or Equity Interest of such holder.

13.09. Revocation or Withdrawal of the Plan. The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

13.10. Severability. If, prior to the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

13.11. Expedited Tax Determination. The Plan Implementation Party may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Debtors for all taxable periods through the Effective Date.

13.12. Governing Law. Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit or schedule hereto or in the Plan Supplement provides otherwise, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

13.13. Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtors, the holders of Claims and Equity Interests, and their respective successors and assigns, including, without limitation, the Plan Implementation Party.

13.14. Exhibits/Schedules. All exhibits and schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if set forth in full herein.

13.15. Notices. All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

FOOTSTAR, INC.

933 MacArthur Blvd.

Mahwah, NJ 07430

Attn: Maureen Richards, Esq.

Senior Vice-President

and General Counsel

Telephone: (201) 934-2000

Facsimile: (201) 934-2770

-and-

WEIL, GOTSHAL & MANGES LLP

767 Fifth Avenue

New York, NY 10153

Attn: Martin J. Bienenstock, Esq.

          Paul M. Basta, Esq.

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

Dated: New York, New York

    November 12, 2004

Respectfully submitted,

FOOTSTAR, INC., et al. (for itself and on behalf of each of the Debtors)

By:	/s/ Maureen Richards
Name:	Maureen Richards
Title:	Senior Vice-President and General Counsel

Counsel:

Martin J. Bienenstock, Esq. (MB 3001)

Paul M. Basta, Esq. (PB 4434)

WEIL, GOTSHAL & MANGES LLP

767 Fifth Avenue

New York, New York 10153

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

Attorneys for Debtors and

    Debtors in Possession